Exhibit 99.1

One Horizon Group’s Aishuo App Wins Exclusive VoIP-Supply Contract for Chinese Satellite Operator KeyIdea

Aishuo App Surpasses 7 Million Downloads; Approaches Halfway Milestone for 2 Year, 15 Million Subscriber Goal

LIMERICK, IRELAND--(August 13, 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that it has signed an agreement to be the exclusive supplier of Voice over IP services to KeyIdea Information Technology Co., Ltd (“KeyIdea”), a renowned manufacturer of satellite equipment in China.  KeyIdea will commence operations of their new maritime satellite service in the fourth quarter of 2015 and will supply their crew-calling services exclusively using the Aishuo platform.

One Horizon further expands its subscriber base through the high Revenue Per User (“RPU”) crew-calling distribution channels by providing the newest entrant in the Chinese satellite operator space with a new recurring revenue stream for voice and messaging on top of the traditional equipment sales and satellite airtime rental revenues.  KeyIdea will purchase pre-paid calling cards from Aishuo and resell to the crew on-board.  Their fleets or crew members will have the availability to top-up online using the App.  The calls will be carried through Aishuo’s Public Switched Telephone Network (“PSTN”) in China and billed to the crew on a pay-as-you-go basis.

One Horizon’s optimized technology was selected from a shortlist of platforms evaluated by KeyIdea as its unique low bandwidth usage coupled with high voice quality makes it an ideal solution for smaller capacity Internet connections such as those found on 2G, 3G and satellite.  The Company’s track record of successful maritime deployments with Singapore Telecommunications (“Singtel”) and Smart Communications in the Philippines (“Smart”) were key reference deployments over satellite that KeyIdea considered as part of their selection process.

The KeyIdea maritime VoIP service supports scratch cards and all major Android mobile payment platforms including China UnionPay, Alibaba’s Alipay and Tencent’s Wechat Wallet,which  provides crew with convenient ways to purchase call credit.

One Horizon Group CEO Brian Collins noted, “We were delighted to be able to showcase our solution to the newest entrant in the satellite sector here in China and with our track record of success in the Philippines and Indonesia, we were confident in winning this contract.  The team worked tirelessly to deliver what is going to be a truly high quality and affordable calling solution for KeyIdea’s fleets”.

Mr. Xiaogang Chen, CEO of KeyIdea said “The expansion of our business into providing satellite services alongside our high quality equipment is expected to deliver increased revenue and better margins for KeyIdea  when linked together with a turnkey smartphone VoIP service that is  available in all the App stores in China.  We are really excited about the cooperation with One Horizon and using their unique technologies to improve the welfare of the crew on our fleets”.

Downloads of the Aishuo retail App have already surpassed 7 million across the 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million new subscribers over a two-year period with a view to leverage this significant user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

Aishuo is available as a FREE download in over 25 App stores including Apple’s iTunes, Baidu's 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and Xiaomi on mi.com.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us